Exhibit 12.3

                  TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
                  COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
                    TO AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
                          (In Thousands, Except Ratios)

                                                                  YEAR ENDED APRIL 30,
                                            ---------------------------------------------------------------

                                              2001          2000         1999          1998          1997
                                            ---------     ---------    ---------    ---------    ----------
NET INCOME (LOSS)                           $ (18,066)    $   1,012   $  (10,246)   $ (12,150)   $   8,970

                                            =========     =========    =========    =========    ==========

AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
  Beginning of period                       $  (6,804)    $ (7,816)    $   4,093    $  18,434    $   11,686
  End of period                               (24,987)      (6,804)       (7,816)       4,093        18,434

    Average                                 $ (15,837)    $  7,310)    $  (1,862)   $  11,264    $   15,060

                                            =========     =========    ==========   =========    ==========

RATIO OF NET INCOME (LOSS) TO AVERAGE
STOCKHOLDERS' EQUITY (DEFICIT)                  114.1  %     (13.8)  %     550.4 %     (107.9) %       59.6 %



























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